
                                                                   EXHIBIT 10.10

                                                                  EXECUTION COPY

                   MASTER OPERATION AND MAINTENANCE AGREEMENT

                                      AMONG

                    CALPINE OPERATING SERVICES COMPANY, INC.

                                       AND

                         CALPINE GENERATING COMPANY, LLC
                       AND ITS SUBSIDIARIES PARTY HERETO

                           DATED AS OF MARCH 23, 2004

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                                TABLE OF CONTENTS
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ARTICLE 1. DEFINITIONS....................................................      1
           1.1   Definitions..............................................      1
           1.2   General Terms............................................      1

ARTICLE 2. EXHIBITS.......................................................      2
           2.1   Exhibits.................................................      2
           2.2   Conflicting Provisions...................................      2

ARTICLE 3. APPOINTMENT; SERVICES..........................................      2
           3.1   Appointment..............................................      2
           3.2   Services.................................................      3
           3.3   Emergencies..............................................      4
           3.4   Operating Plan...........................................      4
           3.5   Subcontracts.............................................      5

ARTICLE 4. STANDARD OF SERVICES...........................................      6
           4.1   Standard of Operation....................................      6
           4.2   Liens....................................................      6

ARTICLE 5. PERSONNEL......................................................      6
           5.1   Plant Manager............................................      6
           5.2   Plant Personnel  ........................................      6
           5.3   Employee Compensation....................................      6
           5.4   Fire Prevention..........................................      6
           5.5   Drugs and Alcohol........................................      7
           5.6   Firearms and Animals.....................................      7

ARTICLE 6. INSPECTION.....................................................      7

ARTICLE 7. CHANGE ORDERS..................................................      7
           7.1   Change Orders............................................      7
           7.2   Agreement................................................      7
           7.3   Variations from the Budget...............................      8

ARTICLE 8. BUDGETS........................................................      8
           8.1   Budgets..................................................      8
           8.2   Prices For Work..........................................      8
           8.3   No Approved Budget.......................................      8
           8.4   Limitation on Expenditures...............................      9
           8.5   Escalation of Budgets....................................      9
           8.6   Budget Meetings..........................................      9

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ARTICLE 9.  COMPENSATION...................................................     9
            9.1   Compensation.............................................     9
            9.2   Reimbursable Expenses....................................     9

ARTICLE 10. PAYMENT........................................................    10
            10.1  Invoices.................................................    10
            10.2  Payment..................................................    10
            10.3  Notice of Payment Disputes...............................    10
            10.4  Late Payments............................................    10
            10.5  Audit....................................................    11

ARTICLE 11. RESPONSIBILITIES OF COMPANY....................................    11
            11.1  General..................................................    11
            11.2  Notice of Completion.....................................    11
            11.3  Easements................................................    11
            11.4  Facilities...............................................    11
            11.5  Approval.................................................    11
            11.6  Parts and Tools..........................................    11
            11.7  Information..............................................    11
            11.8  Taxes....................................................    12
            11.9  Insurance................................................    12
            11.10 Utilities................................................    12

ARTICLE 12. INDEPENDENT CONTRACTOR.........................................    12

ARTICLE 13. TERM AND TERMINATION...........................................    12
            13.1  Term.....................................................    12
            13.2  Termination..............................................    13
            13.3  Termination Dispute......................................    13
            13.4  Termination for Convenience..............................    13
            13.5  Facility Condition at End of Term........................    14
            13.6  Termination Payment......................................    14
            13.7  Effect of Termination....................................    14

ARTICLE 14. INDEMNIFICATION; LIMITATION OF LIABILITY.......................    15
            14.1  Operator Indemnification.................................    15
            14.2  Company Indemnification..................................    15
            14.3  Environmental Indemnification............................    15
            14.4  Limitation of Liability..................................    15
            14.5  Limitations on Recourse..................................    16
            14.6  Expressed Warranty.......................................    16
            14.7  Survival.................................................    16

ARTICLE 15. INSURANCE......................................................    16
            15.1  Company's Insurance......................................    16
            15.2  Operator's Insurance.....................................    16
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            15.3  Evidence of Insurance....................................    17
            15.4  Endorsements ............................................    17
            15.5  Coverage under Company's Policies........................    17

ARTICLE 16. DISPUTE RESOLUTION.............................................    17
            16.1  Procedure................................................    17
            16.2  Arbitration..............................................    17
            16.3  Fees and Expenses........................................    18
            16.4  No Interruption..........................................    18

ARTICLE 17. FORCE MAJEURE..................................................    18
            17.1  Excuse for Force Majeure.................................    18
            17.2  Legal Changes............................................    18

ARTICLE 18. PROPRIETARY DATA...............................................    18

ARTICLE 19. REPRESENTATIONS AND WARRANTIES.................................    19

ARTICLE 20. MISCELLANEOUS..................................................    19
            20.1  Assignment...............................................    19
            20.2  Governing Law............................................    19
            20.3  Entire Agreement; Amendments.............................    20
            20.4  Waivers..................................................    20
            20.5  Notices..................................................    20
            20.6  No Third Party Benefits..................................    21
            20.7  Title to Materials.......................................    21
            20.8  Partial Invalidity.......................................    21
            20.9  Headings.................................................    21
            20.10 Counterparts.............................................    21
            20.11 Separate Agreements......................................    21

APPENDIX A             Definitions

APPENDIX B             Facility Descriptions

                                                                  EXECUTION COPY

                   MASTER OPERATION AND MAINTENANCE AGREEMENT

            THIS MASTER OPERATION AND MAINTENANCE AGREEMENT (the "Agreement"), dated as of March 23, 2004 (the "Effective Date"), is entered into by and between CALPINE GENERATING COMPANY, LLC, a Delaware limited liability company ("CGC"), the indirect wholly-owned subsidiaries of CGC listed on the signature page hereof (each a "Facility Owner" or the "Company"), and CALPINE OPERATING SERVICES COMPANY, INC., a Delaware corporation ("Operator").

                                    RECITALS

            A. The Facility Owners own those fourteen gas-fired, combined-cycle electric generation facilities described on Appendix B attached hereto (each a "Facility").

            B. The Facility Owners are indirect, wholly-owned subsidiaries of CGC.

            C. Each Facility Owner desires to enter into this Agreement with Operator pursuant to which Operator shall provide the Services with respect to each Facility Owner's Facility, as more fully described herein.

            D. Company and Operator have agreed to set forth their agreement regarding the Services to be provided for each Facility in this single Agreement, but the Agreement is intended to apply separately and independently to each Facility, as described below.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

            1.1 Definitions. Capitalized terms used in this Agreement without other definition shall have the meanings specified in Appendix A to this Agreement, unless the context requires otherwise.

            1.2 General Terms. As used in this Agreement, the terms "herein," "herewith," and "hereof" are references to this Agreement, taken as a whole, the term "includes" or "including" shall mean "including, without limitation," and references to a "Section," "subsection," "clause," "Article," "Exhibit," "Appendix," or "Schedule" shall mean a Section, subsection, clause, Article, Exhibit, Appendix or Schedule of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a Law includes any amendment or modification thereof. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa. Where the words "required," "approved," "satisfactory," "determined," "acceptable," "decision" or words of like import are used in this Agreement, action by the Company is indicated unless the context clearly indicates otherwise.

ARTICLE 2. EXHIBITS

            2.1 Appendix and Exhibits. This Agreement consists of this document itself and the following Appendices which are specifically made a part hereof by reference:

      APPENDIX A Definitions
      APPENDIX B Description of Facilities

            2.2 Conflicting Provisions. In the event of any conflict between this document and any Appendix, schedule or exhibit hereto, the terms and provisions of this document, as amended from time to time, shall control. In the event of any conflict among the Appendices, the following order of priority shall apply as among the Appendices: Appendix A and Appendix B. Subject to the foregoing, the several instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and adjusted by the issuance of a written instruction by Company.

ARTICLE 3. APPOINTMENT; SERVICES

            3.1   Appointment.

            (a) Subject to Sections 3.1(b) and 3.1(c) below, each Facility Owner hereby appoints and retains Operator to carry out, throughout the Term, the Services for each of the Facilities, including mobilizing in preparation for carrying out the Services on the terms and conditions of this Agreement. Operator hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions of this Agreement. This Agreement, including all exhibits and attachments, shall constitute a separate contract between each Facility Owner and Operator with respect to the Facility owned by such Facility Owner, and "Facility Owner" shall be understood to mean the owner of such Facility as indicated on Appendix B. Operator and each Facility Owner agree that, upon the reasonable request of either party, they will execute separate individual operation and maintenance agreements with respect to such Facility Owner's Facility on the same terms and conditions (modified as necessary to reflect the fact that only one Facility is covered) as are set forth in this Agreement. The obligations and liabilities of Operator and the applicable Facility Owner with respect to a given Facility are independent of the obligations and liabilities of Operator and the other Facility Owners with respect to the other Facilities, and events giving rise to a right to terminate this Agreement with respect to one Facility shall not entitle Company or Operator, as applicable, to terminate this Agreement with respect to any other Facility.

            (b) The Parties acknowledge that the Columbia Energy Center Facility, the Pastoria Energy Center Facility and the Goldendale Energy Center Facility have not yet achieved commercial operation and agree that Operator's Services with respect to each of these Facilities will not commence until the applicable Facility is ready to be started up and begin operation.

            (c) If CGC sells or otherwise transfers a Facility subject to this Agreement, Company shall the right to terminate this Agreement with respect to such Facility and the related Facility Owner (it being understood that a sale in violation of agreements between the Company and the holders of the Secured Obligations or a foreclosure on one or more of the Facilities by the holders of the Secured Obligations does not constitute a sale by the Company for purposes of this Section 3.1(c)). In such event, CGC, the applicable Facility Owner(s) and Contractor shall amend this Agreement to add or delete such Facility and the related Facility Owner, as applicable. If the Company sells or otherwise transfers a Facility and elects to terminate this Agreement as provided above, this Agreement shall not apply to such Facility and the related Facility Owner from and after the effective date of such sale, and CGC, the applicable Facility Owner and Operator will be released from all future liabilities, and will no longer have any obligations, hereunder with respect to such Facility.

            3.2 Services. Subject to Sections 3.1(b) and 3.1(c), Operator shall operate and maintain the Facilities in accordance with the standards described in Section 4.1 below and perform, or cause to be performed, on behalf of the applicable Facility Owner all customary and reasonable operating and maintenance services provided by operators of power plants similar to the Facilities, including the services described in this Section 3.2 with respect to each Facility (the "Services"); provided, however, that the Services shall not include any services provided or to be provided under the Administrative Services Agreement. From and after the Effective Date, Operator shall:

            (a) Advertise for, interview and hire qualified staff to operate each Facility;

            (b) Conduct orientation programs for new employees which describe Operator's personnel policies, procedures and training programs;

            (c)   Train the staff;

            (d)   Prepare an Operating Plan, as described in Section 3.4;

            (e) Develop a reasonable spare parts inventory lists and purchase office equipment, initial tools, spare parts, and supplies to operate the plant;

            (f) Operate and manage each Facility in accordance with the Operating Plan and in compliance with all applicable Laws;

            (g) Propose a budget for the approval of Company in accordance with Section 8;

            (h) Provide procurement services with respect to all materials (except fuel), supplies, parts, equipment, vehicles, and other items and inventory necessary for the operation and maintenance of each Facility;

            (i) Prepare and maintain for the review of the Facility Owner complete written operating instructions and maintenance procedures as required (including a Maintenance Program, an Operating Program, a Safety Program and a Water Treatment Program); identify facility improvements; plan changes; and budget, schedule, and manage outage work;

            (j) Maintain an emergency response plan for each Facility, and take such actions and implement such procedures as Operator deems necessary to provide reasonable safety and security for each Facility;

            (k) Perform, or cause to be performed by Subcontractors, all ordinary maintenance (not including Major Maintenance) for the Facility in accordance with the Operating Plan and the Maintenance Program;

            (l) Prepare, in connection with the Operating Plan, an annual schedule of anticipated fuel use, and advise the Facility Owner in a timely manner as to changes in fuel requirements;

            (m) Schedule, in coordination with the parties to the Power Sales Contracts, power outages and maintenance shutdowns to minimize revenue loss;

            (n) Collect data for reporting to permitting and licensing agencies, including the Federal Energy Regulatory Commission, and prepare and submit the required reports;

            (o) Prepare a Hazardous Substances Plan for each Facility, update such plan from time to time as appropriate, and observe the provisions of the Hazardous Substance Plan applicable to such Facility;

            (p) Maintain complete and accurate records of all activities relating to each Facility, and provide monthly reports regarding the operation and maintenance of each Facility to the Facility Owner;

            (q) Enforce and represent Company in connection with its claims under contractor's and manufacturer's warranties;

            (r) Timely pay each Facility's vendors for the goods and services they provide, unless Operator in good faith disputes any amounts due and reports such dispute to the Facility Owner; and

            (s) Provide such additional reports, certificates, invoices and other information as Company may from time to time require.

            3.3 Emergencies. Notwithstanding any other provision of this Agreement, if Operator believes in good faith that an Emergency exists at a Facility and that changes or modifications in the Services for that Facility are required to avoid or mitigate losses from such Emergency, Operator may make such changes or modifications to the extent required by such Emergency. Operator shall promptly notify Company of the Emergency, the remedial and preventive measures taken, the costs incurred, and, if appropriate, proposals to modify procedures or services in light of the circumstances resulting in the Emergency.

            3.4 Operating Plan. In furtherance of its general responsibilities described elsewhere this Agreement, Operator shall have the following planning responsibilities for each Facility:

            (a) Not less than sixty (60) Days prior to the respective anticipated commercial operation dates of the Columbia Energy Center Facility, the Pastoria Energy Center Facility and the Goldendale Energy Center Facility, and within thirty (30) Days after the Effective Date with respect to the other Facilities, and not less than sixty (60) Days prior to the end of each subsequent Calendar Year, Operator shall prepare and submit for Company's approval a detailed plan for the operation and maintenance (including both routine and major maintenance) of each Facility, in each case for the following Calendar Year. Unless otherwise agreed by Company and Operator, such plan shall be divided into three principal categories: (i) routine operation and maintenance, (ii) Major Maintenance and (iii) Capital Expenditures. The plan shall include descriptions, rationales and procedures for both routine operation or maintenance and for major maintenance, a description of projected results from operations, including a schedule for meeting significant milestones, a schedule of major maintenance outages for the upcoming Calendar Year, a projection of heat rate, staffing plan and other organizational details, including a description of the personnel required to achieve the results and milestones, and such other matters as may be requested by Company. The Major Maintenance and Capital Expenditures portions of such plan shall include projections for scheduled inspections and overhauls and for Capital Expenditures for each Facility over the next six years.

            (b) Operator shall consult with Company as it may request regarding the assumptions and projections underlying the Operator's proposed plan for each Facility. Company shall, within thirty (30) Days following the receipt of Operator's proposed plan for a Facility, either accept the proposed plan or modify the proposed plan; provided, however, that no modification may be made which impairs Operator's ability to deliver Services for such Facility in accordance with the standards set out at Section 4.1.

            (c) Upon approval of a proposed plan by Company or upon its modification by Company as provided in Section 3.4(d), the plan as approved or modified shall be deemed to be the "Operating Plan" for the applicable Facility for purposes of this Agreement and shall be implemented and carried out by Operator in accordance with the terms and conditions of this Agreement. Operator shall continue to operate each Facility in accordance the most recently approved Operating Plan for such Facility until such time as a revised plan has been approved by Company.

            (d) From time to time during any Calendar Year, Company may, upon consultation with Operator and by notice to Operator given not less than thirty
(30) Days prior to the effective date thereof, propose to amend the then current Operating Plan for a Facility. Such notice shall be deemed to be a Change Order with respect to such Facility as provided in Section 7.

            3.5 Subcontracts. Operator may subcontract with qualified Subcontractors, including Affiliates of Operator, for such routine or non-routine, work as is necessary to perform scheduled or unscheduled maintenance and repairs, annual inspections and equipment overhauls. Subcontracting shall not relieve Operator of any of its duties hereunder. Operator shall not enter into any subcontract for the day-to-day operation or the routine daily maintenance of a Facility without Company's prior written approval. All subcontracts between Operator and its Affiliates shall be on terms and conditions that are no less favorable to Company than would be obtained from unaffiliated third parties.

ARTICLE 4. STANDARD OF SERVICES

            4.1 Standard of Operation. Operator shall perform the Services for each Facility in all respects in accordance with: (i) all applicable Laws, (ii) Prudent Engineering and Operating Practices, (iii) each Facility's and Facility Owner's regulatory status, (iv) all safety, fire protection and other requirements of each Facility's insurance policies, (v) the applicable requirements of any Power Sales Contracts, and (vi) Company's obligations with respect to any warranties related to the applicable Facility.

            4.2 Liens. Operator shall not permit or suffer any liens or encumbrances on any Facility arising from the Services hereunder.

ARTICLE 5. PERSONNEL

            5.1 Plant Manager. A duly authorized Plant Manager shall represent Operator at each Facility at all times, beginning as of the Effective Date with respect to all of the Facilities except the Columbia Energy Center Facility, the Pastoria Energy Center Facility and the Goldendale Energy Center Facility (Services with respect to such Facilities commencing as set forth in Section 3.1(b)) and continuing for the balance of the Term. Each Plant Manager, and each successor Plant Manager, shall be named by Operator by written notice to Company, but each such nomination shall be subject to approval by Company, which approval shall not be unreasonably withheld. Unless Company identifies its reasons for not approving any person nominated to be Plant Manager in a notice to Operator delivered within ten (10) Days following Company's receipt of written notice of such person's nomination by Operator, such person shall be deemed approved by Company.

            5.2 Plant Personnel. All personnel of Operator providing services hereunder shall (a) meet minimum job qualifications associated with their respective positions as determined by Operator, (b) possess experience and training at least equal to standards generally set within the independent power industry to carry out the tasks assigned (including, without limitation, training with respect to handling of hazardous wastes, as Company deems appropriate, and safety and industrial hygiene as appropriate), and (c) be trained in accordance with the standards set forth in the Maintenance Program for the applicable Facility. Operator shall employ competent and experienced personnel, wherever practicable giving preference to qualified local residents. Operator shall dedicate sufficient personnel to each Facility throughout the Term to enable Operator to perform its obligations hereunder.

            5.3 Employee Compensation. The working hours, rates of compensation and all other labor matters relating to the performance of the Services by Operator's employees for each Facility shall be determined solely by Operator, but in a manner consistent with industry standards and rates and the O&M Budget for the applicable Facility.

            5.4 Fire Prevention. Operator's personnel shall be trained in the basic elements of fire protection, including measures to ensure the safety of personnel, the handling of minor fires and situations which may result in a fire, and in emergency procedures for contacting and obtaining outside fire fighting capabilities.

            5.5 Drugs and Alcohol. No personnel of Operator on any Facility Site shall be under the influence of, or in possession of, any alcoholic beverage or controlled substance (except as prescribed by a physician, so long as the performance or safety of the Facility is not affected thereby). Operator shall implement, maintain and enforce a written alcohol and drug abuse policy with respect to its personnel, as may from time to time be revised consistent with Operator's corporate policy. Upon any request by Company, a copy of such policy then in effect shall be provided to Company.

            5.6 Firearms and Animals. Except as agreed to in writing by Company and Operator, no personnel of Operator or Company shall carry firearms, weapons, or explosives on any Facility Site, have animals on any Facility Site, or have any of the above in vehicles on any Facility Site.

ARTICLE 6. INSPECTION

            Company and its representatives shall have access at all reasonable times to the Facility Sites, Facility operations, and, upon reasonable notice, documents, materials, records and accounts relating to Facility operations, all for purposes of inspection and review. During any inspection or review, Company and its representatives shall comply with all of Operator's safety and security procedures, and to conduct any inspection or review in a manner causing minimum interference with Operator's activities. Operator shall cooperate with Company in allowing other visitors access to the Facility Sites under conditions mutually agreeable to the parties.

ARTICLE 7. CHANGE ORDERS

            7.1 Change Orders. If at any time during any Calendar Year, either Operator or Company desires to amend in a material respect the then current Operating Plan for a Facility for any bona fide purpose, then such party shall first provide the other party with a notice in writing requesting such amendment. Within twenty (20) Days of such notice, Operator shall notify Company of the anticipated increase or decrease in the O&M Budget for such Facility and the anticipated extent of changes required to the Operating Plan for such Facility in connection with implementation of such change. Unless implementation of a Change Order is necessary to avoid or mitigate losses in connection with an Emergency or liability resulting from a Changed Circumstance, Operator shall not be permitted or required to materially deviate from the Operating Plan for the Facility in question until Company and Operator have agreed upon the terms of the Change Order. If a Change Order is required as a result of an Emergency, Operator may implement measures necessary to avoid or mitigate losses to such Facility, but shall obtain Company's approval before incurring expenditures in excess of fifteen percent (15%) of the current O&M Budget.

            7.2 Agreement. Company and Operator shall endeavor diligently to reach agreement upon the terms of a Change Order within thirty (30) Days after the date of receipt of the Change Order request. If agreement is not reached within that period, the matter will be submitted to the dispute resolution procedure set forth in Section 16. Notwithstanding any other provision of this Agreement, in the event of a Changed Circumstance affecting a Facility, Operator shall not be deemed to be in default of its obligations hereunder for failure to provide

Services for such Facility in compliance with Sections 3.2 and 4 of this Agreement if Company fails to approve a Change Order requested by Operator as a result of such Changed Circumstance.

            7.3 Variations from the Budget. After variations from the O&M Budget or changes in the Operating Plan, as appropriate, have been determined pursuant to Section 7.2, the Change Order shall be signed by both parties and shall contain a detailed description of the change in the Operating Plan and of any changes in compensation to Operator required thereby. Upon approval of each Change Order, the variations from the O&M Budget shall be deemed approved, and the Operating Plan for the applicable Facility shall be deemed to be so amended.

 ARTICLE 8.   BUDGETS

            8.1 Budgets. In connection with the preparation of the annual Operating Plan pursuant to Section 3.4, Operator shall also prepare and submit to Company a proposed annual budget for each Facility for the following Calendar Year (prepared in monthly detail and in then current dollars) based on the Operating Plan for each Facility, and Operator's estimate of other costs and expenses, including work and services provided hereunder on a cost reimbursable basis. Company shall promptly review Operator's proposed annual budgets and may request in writing changes, additions, deletions and modifications. Company and Operator will then meet to agree upon final budgets for each Facility for the following Calendar Year (for each Facility, such Facility's "O&M Budget") which shall be subject to approval in writing by both parties. Company's approval of a final O&M Budget for a Facility must include approval by a director or financial officer of CGC. An approved final O&M Budget shall remain in effect for each Facility throughout the applicable Calendar Year, subject to adjustment or revision as set forth in Sections 8.3, 8.4 and 8.5.

            8.2 Prices For Work. All work and Services provided hereunder will be provided on a cost reimbursable basis, including reasonable overhead costs. Operator shall use commercially reasonable efforts to keep third party costs incurred to reasonable levels, consistent with market prices. Costs payable to Operator and its affiliates shall not, in the aggregate, exceed costs for similar goods or services that would normally be charged by unrelated third parties and shall in no event exceed the prices that Operator charges to unrelated third parties for such goods or services. The Services provided by Operator hereunder are for routine operation and maintenance activities. Major Maintenance activities are covered by a separate agreement between Company and Operator and are not subject to this Agreement. If Company desires to make Capital Expenditures, Company and Operator must separately agree on the services to be provided and the charges therefor.

            8.3 No Approved Budget. If Company has not approved Operator's proposed O&M Budget for a Facility for a new Calendar Year, or if Operator has failed to provide such budget in accordance with Section 8.1:

                  (a) Operator shall nonetheless perform the Services for such Facility based on the existing O&M Budget for that Facility, as adjusted pursuant to Section 8.5, except that Operator shall only carry out Capital Expenditures to such Facility (i) to the extent contracted for with third parties, and budgeted for in a prior Calendar Year and either reserved for or with capital committed by Company, (ii) if such improvements constitute improvements necessary or appropriate in light of an Emergency as provided in
Section 3.3 (subject to the limitations of Section 8.4), or (iii) if such improvements are mutually agreed upon by the parties at such time; and

                  (b) Subject to mutually agreed upon adjustments, Operator shall be compensated for such Services in accordance with the existing O&M Budget for such Facility, as adjusted pursuant to Section 8.5, with respect to all other Services. When an O&M Budget for a Facility is approved after commencement of the Calendar Year, it shall immediately become effective, and shall include any adjustments necessary to make it retroactive to the first day of the Calendar Year.

            8.4 Limitation on Expenditures. The O&M Budget for each Calendar Year for each Facility shall constitute the control document for that Facility pursuant to which Operator shall incur expenses on behalf of Company with respect to such Facility. If at any time during the Calendar Year for a Facility Operator anticipates an O&M Budget overrun for such Calendar Year in the aggregate of 15% or greater of the fixed operating expenses (i.e. not including fuel or other variable expenses and not including costs and expenses incurred in connection with an Emergency), Operator shall so notify Company in writing and shall prepare a proposed Change Order for such Facility incorporating such variation from the affected O&M Budget;

            8.5 Escalation of Budgets. In the absence of contrary information, the estimated cost of Services for a preliminary O&M Budget shall be made by increasing each Expense Category in such O&M Budget related to such Services by the product derived from multiplying each such amount by the Escalation Quotient for the Calendar Year in which the adjustment occurs, or if the indices for such year have not yet been published, by the Escalation Quotient derived by using the indices most recently published as of the date of calculation.

            8.6 Budget Meetings. At Company's request Operator shall meet with Company

                  (a) not less frequently than quarterly, to review Operator's performance under the O&M Budget and Operating Plan for each Facility for such Calendar Year, and to consider upcoming Capital Expenditures under the O&M Budget for such Facility and further actions to be taken by Operator in implementing such Operating Plan; and

                  (b) from time to time, on an informal basis as reasonably requested by Company, to review such aspects of Operator's performance with respect to a Facility as Company specifies.

ARTICLE 9. COMPENSATION

            9.1 Compensation. Operator shall be compensated for the Services on a cost reimbursable basis, including reasonable overhead costs, as described in Section 8.2.

            9.2 Reimbursable Expenses. Operator shall be reimbursed for all costs (including internal costs and amounts paid to third parties) incurred for Services as provided in

Article 8. In lieu of making direct payment itself of any costs or expenses owed to suppliers, vendors, service providers or other third parties for goods and services provided to the Facilities in connection with the Services hereunder, Operator may request that Company pay such costs and expenses directly to such suppliers, vendors, service providers and other third parties, in which event Company shall do so in a timely manner, provided that such costs and expenses do not exceed the amounts provided therefor in the O&M Budget (plus any amounts permitted under Section 8.4). Operator shall give Company as much prior notice as reasonably possible (which need not exceed thirty (30) Days) in the event it requests such direct payment by Company and shall review and approve all invoices from suppliers, vendors, service providers and other third parties prior to submitting them to Company for payment. No amounts directly paid by Company as provided herein may be recovered by Operator under this
Section 9.2.

ARTICLE 10. PAYMENT

            10.1 Invoices. Within ten (10) Days after the last Day of each month after the Effective Date (or, in the case of the Columbia Energy Center Facility, the Pastoria Energy Center Facility and the Goldendale Energy Center Facility, the date Services hereunder commence with respect to each such Facility pursuant to Section 3.1(b)) during the Term, Operator shall send Company an invoice for each Facility setting forth in reasonable detail the amount of costs and expenses to be reimbursed and Operator's overhead costs for such Facility for such preceding month, accompanied by such supporting documentation and additional data as Company may reasonably request.

            10.2 Payment. Subject to Sections 9.2 and 10.3, within twenty (20) Days following the date Company receives an invoice for a Facility under Section 10.1, Company shall pay to Operator the undisputed amount of the invoice. All payments to Operator shall be made by wire transfer to the account of the Operator, or such other depository as Operator shall designate by written notice to Company. Any amounts owing from Operator to Company hereunder with respect to a particular Facility may at Company's option be credited against amounts owing by Company to Operator hereunder with respect to such Facility.

            10.3 Notice of Payment Disputes. Notwithstanding the foregoing, if prior to the expiration of the applicable period for payment referenced in
Section 10.2, Company disputes that the quality of any Services provided for a particular Facility is in accordance with this Agreement, Company shall, prior to the expiration of such period, provide Operator with written notice identifying the basis for such dispute. Thereafter, the payment of such disputed amounts shall be deferred until such dispute has been resolved to the satisfaction of Company and Operator. Any dispute which is not resolved by mutual agreement may be resolved in accordance with Section 16.

            10.4 Late Payments. If there is a dispute about any amount invoiced by Operator, the amount not in dispute shall be promptly paid as described in this Section 10. Any disputed amounts which are ultimately determined to have properly payable, as well as any undisputed amounts not paid when due, shall be paid with interest at the lower of (a) the Reference Rate plus two percent (2%), or (b) the highest rate permitted under applicable law.

            10.5 Audit. Operator shall, throughout the Term of this Agreement and for thirty-six (36) months following the expiration or earlier termination hereof with respect to each Facility, maintain readily accessible books and records of the costs and expenses incurred for such Facility (including copies of supporting invoices) incurred in connection with this Agreement. Company may, from time to time and upon reasonable notice to Operator, review (or cause its auditors to review), such books and records.

ARTICLE 11. RESPONSIBILITIES OF COMPANY

            11.1 General. Company shall furnish, or cause to be furnished, to Operator, at Company's expense, such information, documentation, services, materials and other items described in this Article 11 with respect to each Facility, together with such other items that are not required to be provided by Operator hereunder and which are reasonably requested by Operator to perform the Services for the applicable Facility and to otherwise fulfill its obligations under this Agreement. All such items shall be made available at such times and in such manner as may be required for the expeditious and orderly performance of the Services by Operator.

            11.2 Notice of Completion. Company shall give immediate written notice to Operator of the occurrence of the commercial operation date for the Columbia Energy Center Facility, the Pastoria Energy Center Facility and the Goldendale Energy Center Facility.

            11.3 Easements. Company shall obtain and maintain throughout the Term of this Agreement all franchises, easements, rights-of-way, permits and licenses necessary to allow the applicable Facility to operate as contemplated under this Agreement.

            11.4 Facilities. Company shall provide necessary facilities at each Facility for Operator's use in performing the Services for such Facility, including a furnished and completely equipped office facility, a completely equipped shop facility to adequately conduct maintenance activities, and a storage warehouse for spare parts, chemicals, consumables and supplies, which storage is adequate to protect the same from damage or destruction.

            11.5 Approval. Company shall bear responsibility for reviewing and approving all required plans, budgets, and schedules for each Facility in a timely fashion.

            11.6 Parts and Tools. Company shall provide Operator an initial supply of spare parts, tools, supplies and consumables for each Facility, and all equipment, vehicles and operations manuals and procedures that are available for such Facility, and shall provide, consistently with the inventory lists prepared by Operator pursuant to Section 3.2(e), any additional spare parts, tools, supplies, consumables, equipment, vehicles and operations manuals and procedures.

            11.7 Information. Company shall provide to Operator technical, operational, and other information relating to each Facility reasonably available to Company. Subject to the standard of performance of the Services set forth in Section 4.1, Operator shall be entitled to rely upon such information in the performance of the Services for such Facility.

            11.8 Taxes. Company shall have responsibility for payment of all real property taxes, personal property taxes, sales taxes, use taxes, excise taxes, import duties, fees to government agencies, and lease payments due in connection with each Facility.

            11.9 Insurance. Company shall provide the insurance coverages described in Section 15 for each Facility.

            11.10 Utilities. Company shall provide all fuel required for the operation of each Facility and shall arrange for all gas, electricity, water, telephone service, sewage and other waste disposal, and any other service or utility required for the operation of the Facility.

            11.11. Remedies for Breach of Article 11. In the event of a breach by Company of any of its obligations under this Article 11 with respect to a Facility, Operator shall be entitled to suspend its performance hereunder with respect to such Facility (but only for such Facility) (i) to the extent prevented or restricted in performing its Services for such Facility by such breach or (ii) if such breach involves the failure to pay taxes or insurance premiums with respect to such Facility as provided in Sections 11.8 and 11.9, in either case until such breach has been cured. Operator shall not be entitled to terminate this Agreement with respect to the affected Facility on account of a breach of Company's obligations under this Article 11 unless (i) the breach is the failure to pay taxes or insurance premiums with respect to such Facility as provided in Sections 11.8 and 11.9, and such breach is not cured within thirty
(30) Days after written notice thereof to Company or (ii) continued performance of this Agreement by Operator with respect to such Facility could violate any applicable Law or could reasonably be expected to subject Operator to unreasonable liability.

ARTICLE 12. INDEPENDENT CONTRACTOR

            Operator shall be an independent contractor with respect to the performance of the Services hereunder for each Facility. Neither Operator nor its employees, subcontractors, vendors or suppliers, or the employees of any such parties employed in Facility operations, shall be deemed to be agents, representatives, employees, or servants of Company, except to the extent of any express agency created hereunder pursuant to the authority granted to Operator under Section 3. Except as otherwise expressly provided herein, this Agreement shall not constitute Operator as the legal representative or agent of Company, nor shall Operator have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of Company or its partners. This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between Company and Operator.

ARTICLE 13. TERM AND TERMINATION

            13.1 Term. This Agreement shall become effective on the Effective Date and, if not earlier terminated pursuant to this Article 13, shall continue for ten (10) years (the "Term"), and shall thereafter continue for successive one-year renewal terms; provided, however, that either party may terminate this Agreement upon the last day of the initial term or any renewal term by giving the other party not less than ninety (90) Days' written notice prior to the scheduled termination date of the initial term or any renewal term.

            13.2 Termination. Either party hereto may terminate this Agreement for cause as to a particular Facility upon thirty (30) Days prior written notice to the other party: (a) in the event of a Bankruptcy Event affecting such other party (in the case of Company, CGC and the applicable Facility Owner, as appropriate) or such party's guarantor; (b) subject to Section 11.11, in the event of a material failure by such other party to perform its obligations hereunder with respect to such Facility in accordance with the requirements of this Agreement, if such other party does not cure such breach or failure within thirty (30) Days of the date of a notice from the first party demanding such cure (or within such longer period of time as is reasonably necessary to accomplish such cure, but not to exceed ninety (90) Days in the aggregate, if it cannot be reasonably accomplished within such thirty (30) Day period and such other party diligently commences and continues such cure in such period), or (c) a party's guarantor shall repudiate, disaffirm, disclaim, or reject, in whole or in part, or challenge the validity of the guaranty. Notwithstanding any provision herein to the contrary, no failure of Operator to do any act or perform any Services for a particular Facility that results from lack of required approval by Company shall be deemed a breach of this Agreement. For the avoidance of doubt, Company and Operator agree that an event giving rise to a right to terminate this Agreement with respect to one Facility shall not give Company or Operator, as applicable, the right to terminate this Agreement with respect to another Facility unless such event or another event independently gives such party the right to terminate this Agreement with respect to such other Facility.

            13.3 Termination Dispute. If the parties disagree as to the materiality of any claimed default, or as to the applicability of any cure period, or as to the adequacy of any cure, said disagreement shall be submitted to an advisory panel selected in accordance with Section 16 of this Agreement, which shall be charged with preparing a non-binding written appraisal of such disagreement, to be issued as soon as practicable by said advisory panel and in any event within thirty (30) Days of its selection. In the event the parties are unable to resolve their dispute or disagreement within ten days following their receipt of the advisory panel's written appraisal, then either party may submit such dispute or disagreement for resolution by binding arbitration under the rules of the American Arbitration Association ("AAA"). as set forth in Article
16.2 of this Agreement.

            13.4 Termination for Convenience. Company shall have the right, during the Term hereof, to terminate this Agreement with respect to any Facility, without cause (including upon the sale of a Facility), upon ninety
(90) Days prior written notice to Operator and payment of the amounts described in Section 13,6. If Company elects to terminate this Agreement pursuant to this
Section 13.4 as to a particular Facility, the parties shall confer and set out a description of the activities required in order to terminate this Agreement with respect to such Facility in an orderly manner, including matters addressed in
Section 13.5. At Company's request, from the date of the termination notice through the effective date of termination (the "Transition Period"). Operator will continue to operate and maintain the applicable Facility, assist in training a replacement Operator and perform such other transition work as Company may reasonably request. During the Transition Period, Operator shall be paid with respect to the applicable Facility in accordance with Section 9.1. In addition, upon the effective date of a termination of this Agreement with respect to a Facility pursuant to this Section 13.4, Company shall pay to Operator, in addition to the amounts described in the preceding sentence, the amounts specified in Sections 13.5 and 13.6.

            13.5 Facility Condition at End of Term. Upon expiration or termination of this Agreement with respect to a Facility, Operator shall remove its personnel from the applicable Facility Sites and shall leave such Facilities in good condition, normal wear and tear and any other degradation for which Operator is not responsible excepted. All special tools, improvements, inventory of supplies, spare parts, safety equipment, operating and maintenance manuals and procedures, operating and financial records and any other items furnished under this Agreement with respect to such Facility shall be left at the applicable Facility Site and shall remain the property of Company without additional charge. Company also shall have the right, in its sole discretion, to directly assume and become liable for any contracts or obligations related to the terminated Facility that Operator may have undertaken with third parties, with such third party's consent, in connection with the Services for such Facility, and Operator shall execute all documents and take all other reasonable steps required by Company which may be required to assign to and vest in Company all rights, benefits, interests and title in connection with such contracts or obligations. If Company elects not to directly assume or become liable for any such contracts or other obligations with respect to a terminated Facility, Company shall reimburse Operator for any additional costs reasonably incurred by Operator in connection with the termination or other discharge of such contracts or obligations with respect to such Facility, if such contracts or obligations have been entered into or incurred by Operator in accordance with the provisions of this Agreement.

            13.6 Termination Payment. In the event of a termination of this Agreement as to a particular Facility pursuant to Section 13.2 (if Company was the defaulting party) or Section 13.4, Operator shall be entitled, in addition to all other amounts due to it hereunder as of the date of termination, to receive a termination payment equal to all costs and expenses reasonably incurred by Operator as a direct result of such termination, including (a) all relocation and severance costs incurred with respect to Operator's employees at the applicable Facility which Operator is contractually or legally obligated to pay to its employees (other than pursuant to any "golden parachute" or other like provisions contained in such contracts) or which are incurred with the prior written consent of Company in accordance with established personnel policies of Operator, and (b) the cost reasonably incurred by Operator in withdrawing from the applicable Facility and otherwise demobilizing its operations with respect to such Facility. Such amounts shall be due and payable by Company within thirty (30) Days of Operator's submission of an invoice therefor.

            13.7 Effect of Termination. No termination of this Agreement shall deprive a party of amounts or other performance due to such party for any period prior to the date of such termination, or relieve any party of the consequences of its breach of this Agreement. Election to terminate this Agreement with respect to a Facility pursuant to Section 13.2 shall not constitute an election of remedies and, subject to Article 14, shall be without prejudice to any other remedies at law or in equity available to the non-defaulting party by reason of any default of the other party. For the avoidance of doubt, Company or Operator, consistently with such party's rights under this Agreement, may elect to terminate this Agreement with respect to a particular Facility due to a breach or default of the other party with respect to such Facility, in which case this Agreement shall terminate as to such Facility, but such termination shall not affect the rights and obligations of Company and Operator with respect to the other Facilities, and this Agreement shall continue in force with respect to those other Facilities.

ARTICLE 14. INDEMNIFICATION; LIMITATION OF LIABILITY

            14.1 Operator Indemnification. Subject to Sections 14.4 and 14.5, with respect to each Facility, Operator shall defend, indemnify and hold Company and its Indemnitees harmless from and against any and all claims, actions, damages, expenses (including reasonable attorneys' fees), losses or liabilities incurred by or asserted against Company or its Indemnitees for injury (including death) to persons or damage or destruction to property and any and all fees or penalties incurred by Company, including damages arising from environmental contaminants, to the extent that such claims, actions, damages, expenses, losses, liabilities, including damages arising from environmental contaminants, are caused by Operator's breach of this Agreement or the negligence or willful misconduct of Operator, its Affiliates, employees, partners, agents, officers or directors.

            14.2 Company Indemnification. Company shall defend, indemnify and hold Operator and its Indemnitees harmless from and against any and all claims, actions; damages, expenses (including reasonable attorneys' fees), losses or liabilities incurred by or asserted against Operator or its Affiliates, officers, directors, employees or agents with respect to any Facility to the extent that such claims, actions, damages, expenses, losses or liabilities are caused by the negligence or willful misconduct of Company, its Affiliates, employees, partners, agents, officers or directors.

            14.3 Environmental Indemnification. Company also shall defend, indemnify and hold Operator and its Indemnitees harmless from and against any and all claims, actions, damages, fines, penalties, expenses (including those actions asserted by any governmental or regulatory body) incurred by or asserted against Operator or its Indemnitees that arise out of or result from any environmental contamination of any Facility or the property of any third party, whether arising before or after the Effective Date, except, as to any such contamination or failure occurring after the Effective Date, to the extent that such claims, actions, damages, fines, penalties or expenses arise directly from Operator's negligence or willful misconduct.

            14.4 Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, no party nor its Indemnitees shall be liable hereunder for consequential or indirect loss or damage, including loss of project revenues, cost of capital, loss of goodwill, increased operating costs, or any other special, incidental or punitive damages; provided, however, that the foregoing limitation shall not apply to damages resulting from the willful misconduct of a party hereto; provided, further that nothing in this sentence shall limit the obligations of Company and Operator under this Article 14 to indemnify the other party with respect to claims by third parties otherwise covered by the provisions of this Article 14. Operator's maximum cumulative liability under this Agreement with respect to a particular Facility, including liability for matters resulting from Operator's breach of this Agreement with respect to such Facility, shall be limited to $100,000 with respect to each Facility during each Calendar Year in which liability is sought to be imposed; provided, however, that the foregoing limitation of liability shall not apply to damages resulting from Operator's willful misconduct, and provided further that Operator shall not be liable to the extent that a liability is covered by the proceeds collected under any policy of insurance then in force with respect to the Services performed for such Facility, with respect to which the insurer has waived subrogation against Operator (which proceeds shall be applied directly to satisfy Operator's liability under this

Agreement). The parties agree that, except for such liability, Company's only remedy for breach of this Agreement by Operator with respect to a Facility or for the failure of Operator to perform the Services with respect to a Facility in accordance with the terms and conditions hereof shall be to terminate this Agreement with respect to such Facility pursuant to Section 13. The parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement with respect to any Facility, and shall apply (unless otherwise expressly indicated), whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, including sole negligence, strict liability, or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the partners, principals, directors, officers and employees, agents and related or affiliated entities of such party, and then partners, principals, directors, officers and employees.

            14.5 Limitations on Recourse. The obligations of the parties under this Agreement are obligations of the Parties only, and no recourse shall be available against any officer, director, employee, stockholder or partner of a party or its Affiliates. In addition, recourse against Company with respect to a breach of this Agreement with respect to a particular Facility is limited to Company's interest in that Facility, including all tangible and intangible assets comprising such Facility, the revenue and income produced by such Facility and the proceeds of any of the foregoing.

            14.6 Expressed Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY WARRANTIES OR GUARANTEES TO ANY OTHER PARTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND OPERATOR EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ANY AND ALL WARRANTIES IMPLIED BY LAW.

            14.7 Survival. The provisions of this Article 14 shall survive termination, cancellation or expiration of this Agreement with respect to any Facility.

ARTICLE 15. INSURANCE

            15.1 Company's Insurance. Beginning on the Effective Date and continuing for the Term of this Agreement, Company shall procure and maintain in full force and effect, at the Company's cost, the following insurance coverages for each Facility (provided such coverages for each of the Columbia Energy Center Facility; the Pastoria Energy Center Facility and the Goldendale Energy Center Facility need only be procured and maintained beginning on the date Services for such Facility commences hereunder in accordance with Section 3.1(b)):

            (a) All risk property and business interruption insurance in an amount equal to the replacement cost of such Facility, including boiler and machinery coverage with deductibles and sublimits as appropriate. In addition, Operator shall be an additional insured with respect to any liability insurance obtained by or for the benefit of Company with respect to such Facility, and Company shall require all such insurers to waive subrogation against Operator.

            15.2 Operator's Insurance. From and after the Effective Date, Operator shall procure and maintain in full force and effect the following insurance coverage for each Facility

(provided such coverages for each of the Columbia Energy Center Facility, the Pastoria Energy Center Facility and the Goldendale Energy Center Facility need only be procured and maintained beginning on the date Services for such Facility commences hereunder in accordance with Section 3.1(b)):

                  (a) Worker's Compensation insurance with statutory limits, and employers liability insurance with limits of not less than $2,000,000 in the aggregate. Operator shall require its insurers to waive all rights of subrogation against Company, and its officers, directors, agents and employees.

                  (b) Business automobile liability insurance covering owned, non-owned and hired automobiles for a combined single limit of $1,000,000 each occurrence. This policy shall be primary as to other insurance which may be available to Company or its constituent partners and shall name Company as an additional insured to the extent of the indemnity obligations assumed hereunder.

                  (c) Commercial general liability insurance, including bodily injury, property damage, products/completed operations, blanket contractual, and personal injury liability, with a combined single limit of $1,000,000 each occurrence, all of which shall be endorsed to name Company an as additional insured to the extent of the indemnity obligations assumed hereunder.

                  (d) Umbrella liability providing excess general liability, automobile liability and employment liability with a combined single limit of $25,000,000, which shall be endorsed to name Company as an additional insured to the extent of the indemnity obligations assumed hereunder.

            15.3 Evidence of Insurance. Each party shall provide to the other certificates of insurance evidencing the required insurance as the requesting party may reasonably specify.

            15.4 Endorsements. Each of the required policies shall be endorsed to provide that the other party requiring the insurance hereunder be given thirty (30) Days advance notice of cancellation or material change.

            15.5 Coverage under Company's Policies. Company, at its option, may add Operator as a named insured to the Company's liability policies to fulfill Operator's obligations hereunder.

ARTICLE 16. DISPUTE RESOLUTION

            16.1 Procedure. If during the term of this Agreement Company and Operator are unable to agree on an O&M Budget for a Facility pursuant to Sections 8.1 and 8.3 or on a Change Order pursuant to Section 7.2, then the matter shall be referred within 5 Days to senior management of Operator and CGC for resolution.

            16.2 Arbitration. Any dispute between Company and Operator arising under this Agreement which cannot be resolved by agreement of the parties, including disputes which are not resolved pursuant to the provisions of Section 16.1, shall be settled by arbitration in accordance with the rules of the American Arbitration Association; provided that unless otherwise agreed between the parties there shall be three arbitrators who are disinterested persons of recognized competence in the area at issue, one named in writing by each of the parties within ten days after demand for arbitration is made, and a third to be chosen by the two so named within thirty
(30) Days after demand for arbitration is made. Should either party refuse or neglect to join in the appointment of the arbitrators, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. The place of arbitration shall be San Jose, California, unless in any particular case the parties agree upon a different venue. The award of the arbitrators shall be final and binding upon the parties, and judgment thereon may be entered in any court having jurisdiction thereof.

            16.3 Fees and Expenses. In the event that the arbitrators determine by majority vote that the claim or defense of either Company or Operator in the arbitration was frivolous (that is, without justifiable merit), they may by majority vote require that the party at fault pay or reimburse the other party for any or all of the following: (a) all fees and expenses of the arbitrators,
(b) the reasonable attorneys' fees of such other party, and (c) any other reasonable out-of-pocket expenses incurred by such other party in connection with the arbitration proceeding. In all other instances, each party shall pay for its own costs and expenses arising out of any arbitration, with the cost of any third arbitrator being shared equally by the parties.

            16.4 No Interruption. The pendency of these dispute resolution procedures shall not in and of itself relieve either party from its duty to perform under this Agreement with respect to the affected Facility or serve to delay or suspend the operation of such Facility or the performance of the Services hereunder with respect to such Facility or any other Facility.

ARTICLE 17. FORCE MAJEURE

            17.1 Excuse for Force Majeure. A delay in or failure of performance hereunder by either party shall be excused to the extent caused by Force Majeure, with the exception of payment obligations. The foregoing provisions allowing a party to claim excuse due to Force Majeure shall not relieve such party from using its reasonable efforts to overcome or remove such Force Majeure. A party claiming such failure or delay shall give prompt notice thereof to the other party, together with a description of such efforts to overcome the Force Majeure.

            17.2 Legal Changes. In the event a party is unable to perform due to legislative, judicial, or regulatory agency action affecting a particular Facility, this Agreement shall be amended as appropriate with respect to such Facility to comply with the legal change, which caused the non-performance.

ARTICLE 18. PROPRIETARY DATA

            Operator and Company agree to each hold confidential and proprietary, except as may be reasonably necessary from time to time to perform the Services hereunder, any proprietary or trade secret information supplied to the other, or designated as confidential. The provisions of this Section 18 shall not apply to information within any one of the following categories or any combination thereof: (a) information which was in the public domain prior to the receipt thereof or which subsequently becomes part of the public domain by publication or otherwise except by the recipient's wrongful act; (b) information which the recipient demonstrates was lawfully in his possession prior to receipt thereof through no breach of any confidentiality obligation; (c) information received from a third party having no obligation of confidentiality with respect thereto; or (d) information required to be divulged pursuant to law or court order.

ARTICLE 19. REPRESENTATIONS AND WARRANTIES

            Each party represents and warrants to each other party that: (a) such party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby; (b) the execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized by all requisite action, and this Agreement has been duly executed and delivered by such party, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditor's rights generally and to general principles of equity; (c) no authorization, consent, approval or order of, notice to, or registration, qualification, declaration or filing with, any governmental authority, is required for the execution, delivery and performance by such party of this Agreement or the consummation by such party of the material transactions contemplated hereby, other than regulatory and similar approvals needed for the operation of the applicable Facility; and (d) none of the execution, delivery and performance by such party of this Agreement, the compliance with the terms and provisions hereof, and the consummation of the transactions contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation or the charter or certificate of formation, as amended, or bylaws, as amended, of such party or any applicable order, writ, injunction, judgment, or degree of any court or governmental authority against such party, or any material loan agreement, indenture, mortgage, bond, note, contract or other agreement or instrument to which such party is a party or by which it is bound other than as would not reasonably be expected to have a material adverse effect on such party's ability to perform, or its performance of, its obligations hereunder.

ARTICLE 20. MISCELLANEOUS

            20.1 Assignment. Neither Company nor Operator may assign this Agreement with respect to any or all of the Facilities, nor may Operator delegate to another the performance of the Services with respect to any or all of the Facilities, without the prior written consent of the other party; provided, however that Company shall have the right to assign its rights under this Agreement with respect to each Facility individually or any two or more Facilities in the aggregate for financing purposes. In connection with any financing, Operator shall execute a consent to assignment in customary form.

            20.2 Governing Law. This Agreement shall be governed by the law of the State of California. Actions to enforce or interpret this Agreement or to resolve disputes hereunder shall be brought in the United States District Court in San Jose, California, or, if such court does not have jurisdiction over such action, in the Superior Court of the State of California in San Jose, California, which courts shall have exclusive jurisdiction with respect to such matters. For purposes of the foregoing, Company and Operator each hereby submits and agrees to the jurisdiction of such courts.

            20.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Operator and Company with respect to the subject matter covered hereby and supersedes any and all prior negotiations, representations, agreements or understandings relating hereto. This Agreement may be amended only by a writing signed by a duly authorized representative of each party.

            20.4 Waivers. Either party may specifically waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

            20.5 Notices. All notices, requests, offers, reports and other communications required or permitted to be made under this Agreement shall be in writing, and shall be given by first class, registered or certified mail, postage prepaid, or by hand-delivered telegram telex, or facsimile copier. All notices shall be addressed as follows:

      To Operator:                 Calpine Operating Services Company, Inc.
                                   104 Woodmere Road
                                   Folsom, California 95630
                                   Attn: General Counsel
                                   Telecopy No: (916)995-0505
                                   Telephone No: (916)995-5115

      With a copy to:              Calpine Corporation
                                   50 West San Fernando Street
                                   San Jose, California 95113
                                   Attn: General Counsel
                                   Telecopy No: (916) 995-0505
                                   Telephone No: (916) 995-5115

      To Company (as applicable):  Calpine Generating Company, LLC
                                   c/o Calpine Corporation
                                   50 West San Fernando Street
                                   San Jose, California 95113
                                   Attn: General Counsel
                                   Telecopy: (408) 995-0505
                                   Telephone: (408) 995-5115

      Facility Owner:              To the Plant Manager for the applicable
                                   Facility at the address set forth on
                                   Appendix B attached hereto.

or at such other address as either party may designate from time to time in writing by like notice to the other party. Notices shall be deemed duly given at the time delivery is received at the address provided for above.

            20.6 No Third Party Benefits. Except with respect to the rights of a lender or trustee (or their agent) pursuant to an assignment for financing purposes as provided in Section 20.1 and for the rights of Indemnitees under
Section 14, this Agreement and each and every provision thereof is for the exclusive benefit of Company and Operator and is not for the benefit of any third party.

            20.7 Title to Materials. Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Operator for a Facility shall pass immediately to and vest in Company upon the passage of title from the vendor or supplier thereof.

            20.8 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, whether in its application to one or more individual Facilities or with respect to this Agreement as a whole, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired, or invalidated.

            20.9 Headings. The headings herein in this Agreement are for reference only and shall not affect the construction of this Agreement.

            20.10 Counterparts. This Agreement may be executed in counterparts, and any number of counterparts signed in the aggregate by the parties hereto shall constitute a single original document.

            20.11 Separate Agreements. Company and Operator have agreed that this Agreement applies separately to each Facility, as well as to the Facilities as a whole. In applying this Agreement with respect to any particular Facility, "Company" shall be understood to include the applicable Facility Owner with respect to such Facility, unless the context indicates otherwise (e.g. that all Facility Owners are intended to be included). Company and Operator nonetheless agree that, upon the request of either party or if one or more Facilities become owned by separate owners, they will execute separate agreements for each of the Facilities, either singly or in groups, as they may agree, upon the request of either party or of the senior lenders to either party.

                     [The next page is the signature page.]

            IN WITNESS WHEREOF, the parties hereto have caused this Operation and Maintenance Agreement to be executed by their officers or partners thereunto duly authorized as of the day and year first above written.

CALPINE OPERATING SERVICES                 CALPINE GENERATING COMPANY, LLC
COMPANY, INC.,

By: /s/ RODNEY MALCOLM                     By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: RODNEY MALCOLM                       Name: ZAMIR RAUF
Title: Authorized Signatory                Title: Vice President

BAYTOWN ENERGY CENTER, L.P.                CARVILLE ENERGY, LLC

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

CHANNEL ENERGY CENTER, L.P.                COLUMBIA ENERGY, LLC

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

CORPUS CHRISTI COGENERATION, L.P.          DECATUR ENERGY CENTER, LLC

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

DELTA ENERGY CENTER, LLC                   FREESTONE POWER GENERATION, L.P.

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

GOLDENDALE ENERGY CENTER, LLC              LOS MEDANOS ENERGY CENTER, LLC

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

MORGAN ENERGY CENTER, LLC                  CALPINE ONETA POWER, L.P.

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

PASTORIA ENERGY FACILITY L.L.C.            ZION ENERGY, LLC

By: /s/ ZAMIR RAUF                         By: /s/ ZAMIR RAUF
    -----------------------                    -----------------------
Name: ZAMIR RAUF                           Name: ZAMIR RAUF
Title: Vice President                      Title: Vice President

                                   APPENDIX A

                                   DEFINITIONS

                  (MASTER OPERATION AND MAINTENANCE AGREEMENT)

      "Administrative Services Agreement" means that certain Administrative Services Agreement dated as of March 23, 2004 by and among CGC, the Facility Owners and Calpine Administrative Services Company, Inc..

      "Affiliate" means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of the foregoing definition, "control" means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other securities or equity interests having ordinary voting power to elect the board of directors, managing general partner or similar managing authority or (ii) the power to direct the management of such Person.

      "Agreement" means this Master Operation and Maintenance Agreement dated as of March 23, 2004 between Company and Operator.

      "Bankruptcy Event" shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for such Person, or any substantial part of its assets; or such Person shall make an assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not timely controverted,
(ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 60 days, or
(iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, of such Person or all or a part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

      "Calendar Year" means a 12-month period commencing on the first Day of January and ending on the last Day of December.

      "Capital Expenditures" means those costs and expenses incurred for improvements to the applicable Facility which can be capitalized under generally accepted accounting principles.

      "Changed Circumstance" means a change not reasonably foreseeable at the time the then current Operating Plan for the applicable Facility was adopted in:
(i) applicable Laws, or (ii) a requirement of permits or other circumstances affecting the operation of the applicable Facility not occasioned by Operator's negligence, willful misconduct or breach of this Agreement which change impairs Operator's ability to operate the applicable Facility either within the budget or the constraints of the Operating Plan for such Facility.

      "Change Order" means a change, submitted in writing, to a current Operating Plan for the Facility.

      "CPI" means the Consumer Price Index for All Urban Consumers (CPIU), U.S. City Average, seasonally adjusted, as published by the United States Department of Labor, or, if such index is no longer published or the method of computation thereof has been modified to yield a materially different result, a substitute index acceptable to Company and Operator.

      "Day" means a calendar day.

      "Effective Date" shall have the meaning given in the first paragraph of the Agreement.

      "Emergency" means an event occurring at a Facility which poses actual or imminent risk of serious personal injury, physical damage or environmental contamination requiring immediate preventative or remedial action by Operator and for which advance approval by Operator otherwise required under the Agreement would be impossible or impractical.

      "Escalation Quotient" shall mean, for any Calendar Year during the Term, the quotient of the CPI as of January 1 of the current Calendar Year divided by the CPI as of January 1, 2004.

      "Expense Category" means each subcategory of costs within each Major Expense Category in a budget.

      "Facility" means each of the gas-fired electric generation facilities listed on Appendix B to the Agreement.

      "Facility Owner" has the meaning defined in the preamble to this Agreement.

      "Facility Personnel" means the permanent or temporary employees or representatives of Operator employed or retained at a Facility solely to provide Services relating to such Facility.

      "Facility Site" means the real property on which a Facility is situated.

      "Force Majeure" means acts, occurrences, events and conditions beyond the reasonable control of the party claiming Force Majeure, including acts of God, labor disputes of a general nature or that affect an entire industry, sudden actions of the elements, the effect of changes in applicable Laws after the Effective Date, actions by federal, state or local legislative, judicial or regulatory agencies after the Effective Date, or denial, lapse or revocation of any permit, license or regulatory approval necessary in connection with the operation of a Facility, but expressly excluding matters arising from the negligence or greater fault of, or from the breach of this Agreement by, the party claiming Force Majeure of the financial inability of any party claiming Force Majeure to perform its obligations.

      "Hazardous Substance Laws" means the Laws regulating or governing the management handling, labeling, containing, treatment, storage and removal of any "hazardous" or "toxic" materials, substances or wastes.

      "Hazardous Substance Plan" a plan for the management, handling, containment, storage or disposal of "hazardous" or "toxic" substances, materials or waste.

      "Indemnitees" of a party means each of its Affiliates and permitted assignees, such party's lenders, and each of the officers, directors, employees, agents, partners and shareholders of the party and its Affiliates, permitted assignees and lenders.

      "Laws" means all laws, statutes, rules, regulations, orders and ordinances or specified standards or objective criteria contained in any applicable license, permit or approval, or other legislative or administrative act, of the United States of America or any state, agency, department, authority, political subdivision or other instrumentality thereof, or a decree, judgment or order of a court from time to time in effect, including but not limited to those governing wages, hours, employment discrimination and safety, laws regarding workers' compensation, disability laws and employee benefit laws and including any applicable engineering, construction, safety or electrical generation code.

      "Maintenance Program" means policies and procedures developed for the implementation and management of: preventative maintenance, regular or scheduled maintenance, periodic major maintenance (including minor and major turbine overhauls), facility improvements and inventory control. These policies and procedures shall be contained in a maintenance manual and shall be consistent with applicable manufacturers' recommendations and operating manuals.

      "Major Expense Category" means the following four (4) expense categories in the O&M Budget for each Facility: general expenses, operating staff labor, major maintenance expense and operation and maintenance fees.

      "Major Maintenance" means major overhauls and upgrades of gas and steam turbines and turbine systems, generators, boilers, cooling towers and similar equipment and systems.

      "O&M Budget" shall have the meaning set forth in Section 8.1.

      "Operating Plan" has the meaning set forth in Section 3.4 of the Agreement.

      "Operating Program" means policies and procedures developed for the implementation and management of: start-up, regular operations, non-regular operations and shutdown or outages. These policies and procedures shall be contained in an operating manual.

      "Operator" means Calpine Operating Services Company. Inc.

      "Person" means any natural person, corporation, partnership, limited liability company, firm or other entity.

      "Plant Manager" means the representative of Operator for a Facility from time to time appointed by Operator pursuant to this Agreement for such Facility.

      "Power Sales Contract" means any power sales and purchase contract between the Company and any offtaker of energy from the applicable Facility.

      "Prudent Engineering and Operating Practices" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent operators of electric generation stations of a type and size similar to those constituting the applicable Facility as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of gas turbines, electrical generators and other equipment and facilities with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Engineering and Operating Practices are not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods.

      "Reference Rate" means the "prime rate" as published in the Wall Street Journal from time to time.

      "Safety Program" means policies and procedures developed for the implementation and management of: safety training, plant safety inspections and reporting, plant emergency conditions, plant start-up and shutdown, equipment tagging and lockout, work practices and operating procedures. These policies and procedures shall be contained in a safety manual.

      "Secured Obligations" means the "Secured Obligations" as defined in that certain Security Agreement dated as of March 23, 2004 by and between CGC, the Facility Owners, as guarantors, and Wilmington Trust Company, as collateral trustee.

      "Services" shall have the meaning set forth in Section 3.2.

      "Subcontractor" means either an entity contracting directly with the Operator to furnish services or materials for a particular Facility as a part of or related to the Services for such Facility, or an entity contracting with a Subcontractor for a particular Facility of any tier to furnish services or materials as a part or related to the Services for such Facility.

      "Term" has the meaning given in Section 13.1 of the Agreement.

      "Water Treatment Program" means policies and procedures developed for the implementation of the purchase, use and storage of chemicals, waste water treatment and monitoring, cooling water control, feedwater control, on-site waste water laboratory, and hiring and coordination of technical consulting services in the field of water chemistry. These policies and procedures shall be contained in a water treatment manual.

                                   APPENDIX B

                              FACILITY DESCRIPTIONS

                  (MASTER OPERATION AND MAINTENANCE AGREEMENT)

Baytown Energy Center Facility

      Address:    8605 FM 1405
                  Baytown, Texas 77520
                  (281) 303-4200

      The Baytown facility is a nominal 742 MW natural gas-fired combined cycle generating facility with an estimated peak capacity of 830 MW. The facility consists of three Siemens combustion turbines and three Nooter Eriksen heat recovery steam generators which supply steam to a single Toshiba steam turbine. The facility supplies power and steam to Bayer Corporation.

Carville Energy Center Facility

      Address:    4322 LA Highway 30
                  Saint Gabriel, Louisiana 70776
                  (225) 642-8993

      The Carville facility is a nominal 455 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 531 MW. The facility consists of two General Electric combustion turbines and two Alstom heat recovery steam generators which supply steam to a single Alstom steam turbine. The facility supplies steam to Cos-Mar Corporation.

Channel Energy Center Facility

      Address:    12000 Lawndale Street, LCR Gate 5
                  Pasadena, Texas 77017
                  (713)456-1300

      The Channel facility is a nominal 527 MW natural gas-fired combined cycle generating facility. The facility consists of two Siemens combustion turbines and two Nooter Eriksen heat recovery steam generators which supply steam to a single Toshiba steam turbine. The facility supplies power and steam to Lyondell-CITGO Refining, L.P.

Columbia Energy Center Facility

      Address:    100 Calpine Way
                  Gaston, South Carolina 29053
                  (803)739-4940

      The Columbia facility is a nominal 464 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 641 MW. The facility consists of two General Electric combustion turbines and two Nooter Eriksen heat recovery steam generators which supply steam to a single Toshiba steam turbine. The facility supplies steam to Eastman Chemical Company.

Corpus Christi Energy Center Facility

      Address:    3852 Buddy Lawrence Drive
                  Corpus  Christi,  Texas 78407
                  (361) 696-7700

      The Corpus Christi facility is a nominal 414 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 537 MW. The facility consists of two General Electric combustion turbines and two Alstom heat recovery steam generators which supply steam to a single Alstom steam turbine. The facility supplies power and steam to CITGO Refining and Chemicals, L.P., Elementis Chrominum, L.P. and Flint Hills Resources, L.P.

Decatur Energy Center Facility

      Address:    2024 Highway 20 West
                  Decatur, Alabama 35601
                  (256) 301-6500

      The Decatur facility is a nominal 692 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 838 MW. The facility consists of three Siemens combustion turbines and three Nooter Eriksen heat recovery steam generators which supply steam to a single Toshiba steam turbine. The facility supplies steam to Solutia Inc.

Delta Energy Center Facility

      Address:    1200 Darcy Lane
                  Pittsburg, California 94565
                  (925) 756-0789

      The Delta facility is a nominal 799 MW natural gas-fired combined cycle generating facility with an estimated peak capacity of 882 MW. The facility consists of three Siemens combustion turbines and three Deltak heat recovery steam generators which supply steam to a single Toshiba steam turbine.

Freestone Energy Center Facility

      Address:    1366 FM 488
                  Fairfield, Texas 75840
                  (903)389-1400

      The Freestone facility is a nominal 1,022 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 1,022 MW. The facility consists of four General Electric combustion turbines and four Nooter Eriksen heat recovery steam generators which supply steam to two General Electric steam turbines.

Goldendale Energy Center Facility

      Address:    600 Industrial Park Way
                  Goldendale, Washington 98620
                  (509) 773-0380

      The Goldendale facility will be a nominal 237 MW natural gas-fired combined cycle power generating facility with an estimated peak capacity of 271 MW. The facility will consist of a single General Electric combustion turbine and a Hitachi heat recoversy steam generator which supplies steam to a single Hitachi steam turbine.

Los Medanos Energy Center Facility

      Address:    750 East Third Street
                  Pittsburg, California 94565
                  (925) 473-2180

      The Los Medanos facility is a nominal 497 MW natural gas-fired combined cycle generating facility with an estimated peak capacity of 566 MW. The facility consists of two General Electric combustion turbines and two Nooter Eriksen heat recovery steam generators which supply steam to a single General Electric steam turbine. The facility supplies power and steam to USS-POSCO Industries and may supply power to Dow Chemical Company.

Morgan Energy Center Facility

      Address:    1410 Red Hat Road
                  Decatur, Alabama 35601
                  (256) 308-3300

      The Morgan facility is a nominal 722 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 852 MW. The facility consists of three Siemens combustion turbines and three Nooter Eriksen heat recovery steam generators which supply steam to two Toshiba steam turbines. The facility supplies steam to BP Amoco Chemical Company.

Oneta Energy Center Facility

      Address:    25142 East 105th Street South
                  Broken Arrow, Oklahoma 74014
                  (918) 486-1800

      The Oneta facility is a nominal 994 MW natural gas-fired combined cycle generating facility with an approximate peak capacity of 994 MW. The facility consists of four General Electric combustion turbines and four Nooter Eriksen heat recovery steam generators which supply steam to two Toshiba steam turbines.

Pastoria Energy Center Facility

     Address:     39789 Edmonston Pumping Plant Road
                  Lebec, California 93243
                  (661) 654-8000

      The Pastoria facility will be a nominal 759 MW natural gas-fired combined cycle generating facility with an estimated peak capacity of 769 MW. Th facility is being constructed in two phases. Phase 1 consists of a single General Electric combustion turbine and a Nooter Eriksen heat recovery steam generator which supplies a single General Electric steam turbine. Phase 2 consists of two General Electric combustion turbines and two Nooter Eriksen heat recovery steam generators which supply a single General Electric steam turbine.

Zion Energy Center Facility

      Address:    5701 Ninth Street
                  Zion, Illinois 60099
                  (847) 731-6250

      The Zion facility is a nominal 513 MW simple cycle peaking facility with an estimated peak capacity of 513 MW. The facility consists of three General Electric combustion turbines The facility generally runs on natural gas, but is capable of running on oil.